BrightSpring Health Services, Inc. Welcomes Dr. Nigam H. Shah to Board of Directors

Louisville, Ky., June 12, 2026 — BrightSpring Health Services (“BrightSpring” or “the Company”) (NASDAQ: BTSG), a leading provider of home- and community-based pharmacy and health services for complex populations, announced that Dr. Nigam H. Shah was appointed as a Class III member of the Board of Directors on June 11, 2026. Dr. Shah will also serve as a member of the Board’s Quality and Compliance Committee.

Dr. Shah joined Stanford University as an Assistant Professor of Medicine in 2011, was tenured in 2015, and promoted to Professor of Medicine and Biomedical Data Science in 2020. Dr. Shah currently serves as the Chief Data Scientist at Stanford Healthcare and Associate Dean for Health Information and Data Science. His work focuses on leveraging technology and data insights to improve patient outcomes while bringing artificial intelligence (“AI”) to clinical use, safely, ethically and cost-effectively. He has co-founded three companies and serves on the Boards of Prealize Health and Atropos Health. Dr. Shah is also a co-founder of the Coalition for Health AI (CHAI).

“We are excited to welcome Dr. Nigam Shah, as a thought leader in information technology and artificial intelligence in healthcare, to our board,” said BrightSpring President and CEO Jon Rousseau. “Nigam has decades of leadership experience in the healthcare field, along with unique insights into how technology and artificial intelligence can drive both clinician and patient success, from the lens of a researcher and business leader. Dr. Shah will be a valued voice as we continue to work to create better solutions for patients and address healthcare challenges and opportunities.”

“I’m honored to join BrightSpring as a new Board member to help them succeed in their mission to better the lives of patients and improve communities,” said Dr. Nigam Shah. “It has long been my focus to make a difference in healthcare through technology. I believe my years of service in business and as a professor and researcher will bring a unique perspective to further the use of technology and AI for BrightSpring, patients, and other key stakeholders in healthcare.”

Throughout his career, Dr. Shah has received countless awards and recognitions for his work, including being a Fellow of the Association of American Physicians, a Fellow of the American College of Medical Informatics, a Stanford ISP Star Award, and being inducted into the American Society for Clinical Investigation.

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About BrightSpring Health Services

BrightSpring Health Services provides complementary home- and community-based health solutions for complex populations in need of specialized and/or chronic care. Through the Company’s service lines, including pharmacy, home health care, and rehabilitation, we provide comprehensive and more integrated care and clinical solutions in all 50 states to over 475,000 customers, clients and patients daily. BrightSpring has consistently demonstrated strong and industry-leading quality metrics across its services lines, while improving the health and quality of life for high-need individuals and reducing overall healthcare system costs.

Contact

Investor Relations:

David Deuchler, CFA

Gilmartin Group LLC

ir@brightspringhealth.com

Media Contact:
Leigh White
leigh.white@brightspringhealth.com
502.630.7412